ASSIGNMENT OF CMDI OPTIONS


     THIS ASSIGNMENT OF CMDI OPTIONS (the "Assignment") is made and entered into as of November 29, 1999, by and between RICHARD A. KREITZBERG (the "Assignor") and WILLIAM E. COOK (the "Assignee").

                                    RECITALS:

     A. Assignor and Assignee entered into an Assignment (the "Main Assignment"), by the terms of which Assignor assigned to Assignee an undivided one-half (1/2) interest in and to the Purchase Agreement and the OMNI Rights; and

     B. Assignor desires to assign to Assignee 16,667 of Assignor's 33,334 CMDI Options (the current exercise price for which is $3.00 per share), and Assignee desires to accept the assignment of such CMDI Options, upon the terms and subject to the conditions set forth in this Assignment.

     NOW, THEREFORE, the parties agree as follows:

     1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Main Assignment and the Purchase Agreement.

     2. Assignment. For valuable consideration, receipt of which is hereby acknowledged, Assignor sells, assigns, and transfers to Assignee, and Assignor accepts the assignment of, 16,667 of Assignor's 33,334 CMDI Options.

     3. Miscellaneous.

          a. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

          b. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

          c. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

          d. This Agreement may be executed by facsimile signature.

          e. The parties acknowledge that Farleigh, Wada & Witt, P.C., has prepared this Agreement acting strictly for the benefit and protection of the Company. The parties acknowledge their right to have their own independent counsel review this Agreement and all matters related thereto.

          f. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date set forth above.

                                          ASSIGNOR:


                                          /s/ Richard A. Kreitzberg
                                          --------------------------------------
                                          Richard A. Kreitzberg

                                          ASSIGNEE:


                                          /s/ William E. Cook
                                          --------------------------------------
                                          William E. Cook


Page 2